UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 12, 2009
INVACARE CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-15103	95-2680965

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Invacare Way, P.O. Box 4028, Elyria, Ohio	44036

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (440) 329-6000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective February 12, 2009, the Board of Directors of Invacare Corporation (the “Company”) elected Dale C. LaPorte as a member of the Board of Directors on the recommendation of the Nominating Committee of the Board of Directors. Mr. LaPorte was elected to the class of directors who will stand for re-election at the Company’s 2010 Annual Meeting of Shareholders. He fills the vacancy that was created as a result of the resignation of General James L. Jones as a member of the Board of Directors, which was required as a result of his appointment by President Obama to the position of National Security Adviser (as previously disclosed in the Form 8-K filed by the Company on January 23, 2009). Mr. LaPorte has been appointed to serve as a member of the Investment Committee of the Board of Directors.
     Mr. LaPorte, age 67, recently retired as Senior Vice President – Business Development and General Counsel of the Company on December 31, 2008, after serving in such position for the past three years. Prior to serving as Senior Vice President – Business Development and General Counsel of the Company, Mr. LaPorte was a partner at Calfee, Halter & Griswold LLP from 1974 to 2005 and served as chairman of that firm from 2000 to 2004.
     There is no arrangement or understanding between Mr. LaPorte and any other person pursuant to which Mr. LaPorte was elected as a director of the Company. Mr. LaPorte was an executive officer of the Company during fiscal 2008 and, accordingly, earned a salary and annual bonus, and received retirement and insurance benefits commensurate with those provided by the Company to its other executive officers.
     On February 19, 2009 the Company issued a press release announcing the election of Mr. LaPorte to the Board of Directors, which is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit number	Description
99.1	Press Release of Invacare Corporation, dated February 19, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Invacare Corporation (Registrant)
Date: February 19, 2009	/s/ Anthony C. LaPlaca
Anthony C. LaPlaca
Senior Vice President and General Counsel

Exhibit Index

Exhibit number	Description
99.1	Press Release of Invacare Corporation, dated February 19, 2009.